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                                                               EXHIBIT 10.35

                                  PURCHASE AGREEMENT


     This is a purchase agreement (the "Purchase Agreement" or "Agreement"), dated as of May 7, 1996, by and between WMF/HUNTOON, PAIGE ASSOCIATES LIMITED, a Delaware corporation whose principal place of business is in Edison, New Jersey ("Purchaser"), and AMERICAN CAPITAL RESOURCE, INC., a Delaware corporation whose principal place of business is in Atlanta, Georgia ("Seller").

     WHEREAS, Seller desires to sell, transfer, and assign to Purchaser and Purchaser desires to purchase and acquire from Seller (a) all of Seller's right, title, and interest in and to the servicing rights, obligations and benefits (the "Servicing") relating to the mortgage loans set forth in SCHEDULE A which is attached hereto and made an integral part hereof (the "Mortgage Loans"), (b) all of Seller's beneficial ownership of and interests (including the right to determine placement of balances) in the Escrow Accounts (as hereinafter defined) related to each Mortgage Loan (the Servicing rights and obligations and the rights to the Escrow Accounts being hereinafter sometimes collectively referred to as the Servicing), (c) all of Seller's right, title and interest in and to the Seller's pipeline of prospective mortgage loans currently being processed for loan commitment by the Seller which are the subject of an engagement letter between the Seller and the prospective borrower and which are intended for mortgage insurance by the Federal Housing Administration ("FHA") ("FHA Loans"), (the "Pipeline"), which Pipeline is set forth in SCHEDULE B which is attached hereto and made an integral part hereof, (d) all of Seller's right, title and interest in and to the Seller's pipeline of prospective mortgage loans currently being processed for loan commitment by the Seller which are the subject of an engagement letter between the Seller and the prospective borrower and which are to be purchased by the Federal National Mortgage Association _("Fannie Mae") pursuant to the Fannie Mae Prior Approval Program ("Fannie Mae Prior Approval Loans"), which Fannie Mae Prior Approval Loans are set forth in SCHEDULE B1 which is attached hereto and made an integral part hereof, and (e) all of Seller's right, title and interest in and to certain furniture, fixtures, equipment and personal property as more specifically described and identified in SCHEDULE C which is attached hereto and made an integral part hereof (the "Assets");

     WHEREAS, Purchaser desires to assume, in its sole discretion, the obligations of the Seller pursuant to certain leases for offices (the "Leases") in those cities listed in SCHEDULE D which is attached hereto and made an integral part hereof, which offices are presently occupied by the Seller and which the Purchaser desires to occupy;

     WHEREAS, the Mortgage Loans listed on SCHEDULE A are to be performing loans (as hereinafter defined) as of the Closing Date (as hereinafter defined);

     WHEREAS, the parties acknowledge that each of the Mortgage Loans listed on SCHEDULE A is either (i) held by Fannie Mae pursuant to Fannie Mae's Prior Approval Program (the "Fannie Mae Program"), (ii) held by a private investor as indicated on SCHEDULE A as regards a specific Mortgage Loan (the "Investor"), or
(iii) held by the Seller and insured by FHA, and is the subject of a mortgage-backed security guaranteed by the Government National Mortgage Association ("GNMA") and issued by the Seller, and that Seller is selling, and Purchaser is purchasing, the Seller's mortgage servicing rights and obligations pursuant to the Fannie Mae Program, or GNMA's or the Investor's requirements, respectively; and

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     WHEREAS,  the parties understand that the Servicing cannot be transferred until after certain consents have been obtained, and that such consents will not be obtained on or before the Closing Date (as hereinafter defined), and the parties wish to provide for the subservicing of the Servicing by the Purchaser after the Closing Date; and

     WHEREAS, the parties acknowledge that for the purposes of this Agreement,
(i) Fannie Mae and the Investors may be hereinafter referred to collectively as the "Holder", and (ii) "Escrow Accounts" shall mean, for each Mortgage Loan, those accounts established and maintained by Seller or its predecessor in accordance with the Holder's requirements for the deposit and retention of all collections of taxes, assessments, ground rents, hazard and other escrowed items on account of such Mortgage Loan.

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties hereto agree as follows:

1. SALE OF PROPERTY. Seller hereby agrees to sell, transfer, assign, setover and convey to Purchaser and Purchaser agrees to purchase and acquire from Seller, as provided in this Agreement, all of Seller's right, title, benefits, detriments and interests, legal and equitable, in and to (i) the Servicing, (ii) the Escrow Accounts, (iii) the Pipeline, (iv) the Fannie Mae Prior Approval Loans and (v) the Assets, provided however, that certain Assets specifically identified on SCHEDULE C are not owned, but are being leased, by the Seller, and as to such leased Assets, Purchaser shall assume the obligations of the Seller under the related leases as specifically disclosed on SCHEDULE C. (The Servicing, the Escrow Accounts, the Pipeline, the Fannie Mae Prior Approval Loans and the Assets may be referred to hereinafter collectively as the "Property".)

2. PURCHASE PRICE. The Purchase Price for the Property shall be paid as follows:

     (a) THE ASSETS: At the Closing (as hereinafter defined), Purchaser shall pay to Seller an amount which is set forth on SCHEDULE C as the value of the Assets as of April 30, 1996;

     (b)     THE SERVICING AND THE ESCROW ACCOUNTS:

            (i) From time to time after the Closing during the term of this Agreement, after all required consents for the transfer of the Servicing of any Mortgage Loans have been obtained from the Holders or GNMA, as applicable, and upon the transfer of all of the Seller's rights, title and interest in and to the Servicing and the Escrow Accounts for such Mortgage Loan(s) to the Purchaser (each such date thereof being a "Servicing Transfer Date"), Purchaser shall pay on each Servicing Transfer Date as the purchase price for such Mortgage Loan(s) to Seller (A) 1.25% of the unpaid principal balance as of the Servicing Transfer Date of those Mortgage Loans listed in SCHEDULE A, which are performing loans as of the Servicing Transfer Date, and which are identified on SCHEDULE A as finally endorsed, FHA-insured, permanent mortgage loans, and (B) three (3) times the annual servicing fee as to those Mortgage Loans listed in SCHEDULE A, which are performing loans as of the Servicing Transfer Date, and which are Fannie Mae
-held loans.   For purposes of this Agreement, a performing loan is a Mortgage
Loan which is not more than thirty (30) days delinquent or not affected by pending or threatened litigation, including foreclosure or bankruptcy. The Purchaser may elect, within thirty (30) days prior to the applicable Servicing Transfer Date, not to purchase the Servicing for a Mortgage Loan, and Seller may then offer and sell the Servicing for such Mortgage Loan to another person.

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            (ii)    As to those Mortgage Loans which are identified on SCHEDULE
A as FHA-insured construction loans, Purchaser shall have the right to purchase the Servicing within thirty (30) days of final endorsement of each such Mortgage Loan for mortgage insurance by FHA and which are performing loans as of the Servicing Transfer Date. If the Purchaser elects to purchase the Servicing of said Mortgage Loans, Purchaser shall pay on the Servicing Transfer Date as the purchase price to Seller for the Servicing 1.25% of the unpaid principal balance of each such Mortgage Loan as of the Servicing Transfer Date. If the Purchaser does not elect to purchase the Servicing for a Mortgage Loan within thirty (30) days of final endorsement, then Seller may offer and sell the Servicing for such Mortgage Loan to another person. Purchaser's exercise of such right to purchase shall be evidenced by a written offer from the Purchaser and a written acceptance from the Seller, which offer and acceptance are sufficient to create, prior to the expiration of such thirty (30) day period, a binding contract between the Seller and the Purchaser for the purchase of the applicable Servicing.

            (iii) As to those Mortgage Loans which are identified on SCHEDULE A as FHA Co-Insured Loans, and which are converted to full FHA insurance and are performing loans as of the Servicing Transfer Date, Purchaser shall pay on the Servicing Transfer Date as the purchase price to the Seller for the Servicing an amount equal to two-thirds (2/3) of the value of the Servicing as fully insured FHA mortgage loans, as valued by the Purchaser and the Seller at the time of conversion from co-insurance to full insurance. If the Purchaser does not exercise its right to purchase the Servicing within thirty (30) days of the conversion of a performing loan from co-insurance to full insurance, then Seller may offer and sell the Servicing of such loan to another person. Purchaser's exercise of such right to purchase shall be evidenced by a written offer from the Purchaser and a written acceptance from the Seller, which offer and acceptance are sufficient to create, prior to the expiration of such thirty (30) day period, a binding contract between the Seller and the Purchaser for the purchase of the applicable Servicing.

            (iv) As to the Mortgage Loans (except for those Mortgage Loans, if any, identified on SCHEDULE A as being excluded from subservicing by the Purchaser), the Purchaser and the Seller hereby agree to enter into a Sub-Servicing Agreement, substantially in the form of Exhibit 1, which is attached to this Agreement and made an integral part hereof, pursuant to which the Purchaser shall subservice the Mortgage Loans for the period between the time when the Holder or GNMA, as applicable, approves the subservicing of the Mortgage Loans by the Purchaser and the Servicing Transfer Date, it being the intention of the Purchaser and the Seller that the Purchaser shall subservice the Mortgage Loans prior to the respective Servicing Transfer Dates all in accordance with and subject to the terms and provisions of the Sub-Servicing Agreement.

     (c) THE PIPELINE (GOING CONCERN VALUE): At the Closing, Purchaser shall pay to Seller TWO MILLION AND NO/100 DOLLARS ($2,000,000.00) in cash (the "Closing Payment") for the FHA Loans in the Pipeline, and thereafter shall also pay to the Seller (x) 2% of the first $200 Million of said FHA Loans actually closed within 15 months after Closing, less the Closing Payment; (y) 1.5% of the next $150 Million of said FHA Loans actually closed within 15 months after Closing; and (z) 1% of the remaining amount of said FHA Loans actually closed within 15 months after Closing. The phrase "within 15 months after Closing" shall mean the period on or before the last day of the fifteenth (15th) full calendar month following the Closing Date.

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     (d)     THE FANNIE MAE PRIOR APPROVAL LOANS:

             As to the Fannie Mae Prior Approval Loans, subject to any approvals which may be required of Fannie Mae as regards the assignment on the Fannie Mae Prior Approval Loans to the Purchaser, the Purchaser shall pay the Seller for the Servicing an amount equal to three (3) times the annual servicing fee attributable to each such loan pursuant to the Fannie Mae Program, which amount shall be payable to the Seller at such time as each such loan is closed. The Purchaser shall retain all fees payable by the borrower of each such loan to the lender..

     (e)     DEFERRAL OF A PORTION OF THE PURCHASE PRICE:

             (i) Purchaser's payment of a portion (as set forth in paragraph 2.(b) hereinabove) of the Purchase Price for, and the transfer from the Seller to the Purchaser of, the Servicing and the Escrow Accounts shall be deferred until after Closing until, from time to time, all Fannie Mae, FHA, GNMA or Investor consents which are required to effectuate the transfer of Servicing have been obtained.. Any such deferred portion of the Purchase Price shall be paid by the Purchaser to the Seller as to the applicable Servicing after the required consents have been obtained by the Seller for the transfer of such Servicing and upon the transfer of such Servicing and the related Escrow Accounts to the Purchaser, i.e., on the applicable Servicing Transfer Date;

             (ii) On the Closing Date, and simultaneously with the disbursement of the component of the Purchase Price to Seller at Closing, Seller shall transfer to Purchaser all of the Assets, the Pipeline and the Fannie Mae Prior Approval Loans, and all of the Seller'' rights, title and interest therein as provided in this Agreement.;

             (iii) Notwithstanding anything in this Agreement to the contrary, the amounts payable by the Purchaser for any installment of the Purchase Price payable after Closing as provided in paragraph 2.(c) above may, as hereinafter specifically provided, be adjusted and reduced by setting-off against the total amount payable for each installment, in addition to any amounts otherwise specifically provided for in this Agreement, that amount incurred by the Purchaser after the Closing Date as actual damages arising from a breach of any representation, warranty or covenant of the Seller made pursuant to this Agreement. Purchaser immediately shall notify Seller of any claims in writing promptly after receiving notice of any action, lawsuit, proceeding or other claim. Seller shall have the right to contest the action, lawsuit, proceeding or other claim and to assume the defense thereof. Each setoff, if any, made by Purchaser shall be made against the amount of the Purchase Price payable to the Seller pursuant to paragraph 2.(c) of this Agreement (the "Purchase Price Installment"), and, as a condition precedent to making such setoff, must accompanied by the Purchaser's reasonably detailed written explanation of the basis for such setoff. During the period of time between the Closing Date and the beginning of the 16th full calendar month thereafter, the Purchaser shall provide the Seller monthly, on the 25th day of each month, with reports, substantially in the form of SCHEDULE E, SCHEDULE E1 and SCHEDULE E2 which are attached hereto and made an integral part of this Agreement (the "Monthly Reports"). The Monthly Reports shall in the aggregate specify the amount, if any, of the Purchase Price Installment due to the Seller at that time, and shall specify the amount of any setoff being claimed by the Purchaser. Any Purchase Price Installment due to the Seller at that time shall be paid by the Purchaser when the Monthly Reports are delivered to the Seller. The Seller's acceptance, or failure to object to, any Monthly Report shall not limit the Seller's rights to dispute any setoff claimed by the Purchaser as disclosed on a Monthly Report.

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     To the extent that the Monthly Report discloses that the Seller may owe money to the Purchaser for the subject month (a "Deficit"), then such Deficit shall accrue until the following Monthly Report at which time any adjustments of monies payable by the parties hereto to the other shall be made. Any Deficit shall be payable to the Purchaser on the first day of the thirteenth (13th) calendar month after the Closing Date and, to the extent any Deficit exists thereafter, on the first day of each month thereafter until the Deficit is paid to the Purchaser.

     In the event that the Seller disputes the amount of any setoff being claimed by the Purchaser on a Monthly Report, and the Seller and the Purchaser are unable to resolve the disagreement, then, notwithstanding anything in this Agreement to the contrary, the Purchaser shall deposit the amount of the setoff in escrow with its counsel, Krooth & Altman, as escrowee, for the benefit of the Purchaser and the Seller, and the Seller and the Purchaser agree promptly to submit the disagreement as to the amount of the setoff to binding arbitration in Washington, D.C. pursuant to the rules and procedures of the American Arbitration Association, provided that if the amount in dispute exceeds $300,000 then the matter shall be arbitrated by three (3) arbitrators. All costs, including reasonable counsel fees, of any arbitration pursuant to this section of this Agreement in which the issue being arbitrated relates to a party's right of setoff shall be paid by the party which does not prevail in the arbitration. In all other cases, each party shall pay its own costs, including reasonable counsel fees, associated with the arbitration, and shall share equally any mutual arbitration costs (e.g., the cost of multiple arbitrators). Any funds escrowed pursuant to this paragraph shall be disbursed by escrowee in accordance with such arbitration awards, except as the Purchaser and Seller may otherwise agree in writing.

     Notwithstanding anything in this Agreement to the contrary, the amount of any setoff in a Monthly Report (and the amount of any damage claim) which is attributable to any specific item of the Property shall not exceed the value of that item as of the Closing Date.

     This right of setoff in the Purchaser shall not limit, mitigate or be in derogation of any and all other rights and remedies which the Purchaser may have against the Seller as a result a breach by the Seller of any of its representations, warranties and covenants under this Agreement, provided that the immediately preceding sentence shall be controlling with respect to any damage claims asserted by the Purchaser which relate to a specific item of Property.

3. PAYMENT OF PURCHASE PRICE. On the Closing Date, Purchaser shall deliver to the Seller or to its order by wire the requisite components of the Purchase Price specified in paragraphs 2.(a) and 2.(c) of this Agreement (less TWENTY THOUSAND AND NO/100 DOLLARS ($20,000.00) as an adjustment for certain expenses of the Purchaser) in immediately available funds, pursuant to written instructions from the Seller to the Purchaser. As to any Purchase Price Installment payable by the Purchaser to the Seller after the Closing Date and payments due on each Servicing Transfer Date, the Purchaser shall deliver to the Seller or to its order by wire the required amount in immediately available funds pursuant to written instructions from the Seller to the Purchaser.

4. CLOSING DATE; PAYMENT OF INITIAL INSTALLMENT OF PURCHASE PRICE. The purchase and sale, and delivery, of the Pipeline, the Fannie Mae Prior Approval Loans and the Assets shall occur on or prior to May 15, 1996, pursuant to this Agreement (the "Closing Date"), through a closing and settlement as described herein, and shall be fully subject to the performance by Seller and Purchaser of the applicable conditions contained in this Agreement. On the Closing Date, the initial component of the Purchase Price, as described in paragraph 3 above (without any setoff), shall be paid by Purchaser as described above in immediately available funds by wire transfer.

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The Purchase Price attributable to the Servicing shall be paid from time to time after the Closing Date on each Servicing Transfer Date as the Servicing attributable to a Mortgage Loan or Loans is transferred to and accepted by the Purchaser.

5. REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER. Seller hereby represents, warrants and covenants to Purchaser that as of the date of this Agreement and as of the Closing Date:

     (a) The information set forth in SCHEDULE A, SCHEDULE B, SCHEDULE B1, SCHEDULE C, SCHEDULE D, SCHEDULE F and SCHEDULE G attached hereto is true and correct (with the exception of a reduction in unpaid principal balance due to receipt of regularly scheduled payments of principal), unless otherwise disclosed to the Purchaser in writing at or prior to Closing, and each Mortgage Loan, unless otherwise noted on SCHEDULE A, has been fully disbursed;

     (b) Each Mortgage Loan listed in SCHEDULE A is a performing loan, under the original or modified terms thereof, and is not materially in default except as may be specifically disclosed in SCHEDULE A;

     (c) The Mortgage Loans have been assigned to and accepted by the Holder pursuant to the Holder's requirements, as indicated on SCHEDULE A. No act or omission of the Seller would result in, and no facts or circumstances known to the Seller exist which would result in, (1) the Mortgage Loans being ineligible for purchase or investment by the respective Holder, or (2) the reassignment of the Mortgage Loans to the Seller prior to the applicable Servicing Transfer Date, or to the Purchaser after the applicable Servicing Transfer Date;

     (d) The Mortgage Loans, all documents related thereto, and the Escrow Accounts are in compliance with applicable requirements of the Holder, FHA or GNMA as appropriate.

     (e) Except as set forth on SCHEDULE F, no approvals, authorizations or consents of any Holder are required in connection with the execution, delivery and performance of this Agreement by the Seller.

     (f) No advance or advances on behalf of the mortgagor are outstanding other than disbursement of the proceeds of the Mortgage Loan;

     (g) Seller (i) owns the Servicing and (ii) is maintaining in accordance with the Holder's, FHA's and GNMA's requirements as appropriate the Escrow Accounts, free of any liens, charges, or encumbrances, other than the rights of the Holder and the mortgagor under the Mortgage Loan, and Seller has full right to sell, assign, and transfer legal title to the Servicing and all of its rights and interests in and to the Escrow Accounts pursuant to this Agreement;

     (h) The mortgage, deed of trust, or deed to secure debt ("mortgage") is a valid, subsisting, and enforceable first lien or, if approved by Holder or FHA as appropriate, second lien, on the mortgaged property, including all buildings on the mortgaged property; such lien is subject only to (i) the lien of the current real property taxes and assessments not yet due and payable, and (ii) covenants, conditions and restrictions, rights of way, easements, and other matters of the public record which are acceptable to Holder or FHA as appropriate and mortgage institutions generally, and which are specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and to FHA or the Holder as appropriate. The representation

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and warranty set forth in this subsection is made solely in reliance on the policy of title insurance issued in regard to the Mortgage Loan;

     (i) To the best knowledge of Seller, any security agreement, chattel mortgage, or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, and enforceable first lien and first priority security interest on the property described therein and no act or omission of the Seller has impaired or could impair the lien of such security agreement, chattel mortgage or equivalent document. To the extent that this representation and warranty shall be incorrect on the Closing Date, Seller shall promptly take action to correct such deficiency; if such correction cannot be accomplished through reasonably diligent efforts of Seller, then Seller shall indemnify Purchaser as hereinafter provided in paragraph 14 of this Agreement;

     (j) A valid policy of title insurance has been issued for each of the Mortgage Loans in an amount not less than the Mortgage Loan amount, and is in full force and effect;

     (k) The mortgaged property is insured under customary property insurance policies against insurable risks and hazards as required by Holder or FHA as appropriate, and such insurance is in amounts which are not less than the amount necessary to meet the requirements of Holder or FHA as appropriate, and all premiums for such insurance have been paid as required by the policies through the Closing Date, except as disclosed to and approved in writing by Purchaser;

     (l) Seller has serviced the Mortgage Loans, and will continue to service the Mortgage Loans through the Closing Date, in accordance with sound and prudent mortgage banking practice and the rules, regulations or requirements of Holder or FHA as appropriate, and no termination fees, rights of first refusal, or any other similar obligations under or relating to any servicing agreement exist as to any of the Mortgage Loans which are enforceable, except as are specifically disclosed on SCHEDULE A;

     (m) Seller has not received notice of, and has no actual knowledge of, any intention to prepay any Mortgage Loan, except as disclosed to Purchaser.

     (n) The Escrow Accounts are subject to and have been administered in accordance with the normal requirements of the Holder or FHA as appropriate, as to where and in what form such Escrow Accounts need be maintained, and are not subject to any agreements regarding investment except as has been expressly disclosed in writing to the Purchaser;

     (o) Seller has good and marketable title to the Assets owned by it and described in SCHEDULE C, free and clear of all liens, claims, charges, security interests and other encumbrances of any kind or nature;

     (p) No consents by any third-party other than the Holders, FHA and GNMA need be obtained by Seller in order for it to execute, deliver and perform its obligations under the Purchase Agreement.

     (q) Seller is the sole owner of the Servicing, the Pipeline, the Fannie Mae Prior Approval Loans and the Assets, and is custodian of the Escrow Accounts, and the transfer, assignment and delivery of the Servicing, the Pipeline, the Fannie Mae Prior Approval Loans and the Assets, and

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the Seller's rights and interests in the Escrow Accounts, in accordance with the terms and conditions of this Purchase Agreement will vest in Purchaser all rights therein as free and clear of any and all interests, liens, security interests, claims, charges, defenses, offsets, and encumbrances of any kind or nature whatsoever, including but not limited to those of Seller.

     (r) As of the date hereof and as of the Closing Date, (i) Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (ii) Seller has full authority to execute and deliver this Purchase Agreement and all documents required pursuant hereto and to perform all of the obligations set forth hereunder and thereunder; (iii) this Purchase Agreement evidences the valid, binding and enforceable agreement of Seller, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally, and by general equitable principles, whether enforcement is sought by proceedings in equity or at law; (iv) Seller is duly qualified as an FHA approved mortgagee, a GNMA Issuer and a Fannie Mae Seller/Servicer; and (v) neither the execution of this Agreement nor the consummation of the transactions described herein is a violation of the Seller's articles of incorporation, by-laws or other organizational documents, or of any agreement, contract, law, judgment, order, rule or regulation by which Seller is bound.

     (s) Seller has delivered to Purchaser the current financial statements of Seller (including the notes relating thereto) (the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles, fairly present the financial condition and results of the operations of Seller, and are consistent with the books and records of Seller. Since the date of the Financial Statements, there has been no change which has had or could reasonably be expected to have, together with all other changes, a material adverse effect in the business, financial condition, results of operations or properties of Seller.

     (t) Seller acknowledges that the sale of the Property to the Purchaser under this Agreement constitutes a sale of substantially all of the assets of the Seller, and represents, warrants and covenants to the Purchaser that (i) such a sale will not constitute or be deemed to be a preference or fraudulent conveyance to the Purchaser, and (ii) all legal requirements relating to a sale of substantially all of its assets, including but not limited to all necessary public filings, have been complied with by the Seller or shall be complied with on or before the Closing Date.

     (u) Between the date of this Agreement and the Closing Date, Seller will afford Purchaser and its representatives (collectively, "Purchaser's Advisors") full and free access to the Seller's personnel, properties, contracts, books and records, and other documents and data, (b) furnish Purchaser and Purchaser's Advisors with copies (at Purchaser's cost) of all such contracts, books and records, and other existing documents and data as Purchaser may reasonably request, and (c) furnish Purchaser and Purchaser's Advisors with such additional financial, operating, and other data and information as Purchaser may reasonably request, provided however that such material must reasonably relate to the Property.

     (v) Between the date of this Agreement and the Closing Date, Seller will:

            (i) conduct its business only in the ordinary course of business; and

            (ii) use its best efforts to preserve intact its current business organization, keep available the services of its current officers, employees, and agents, and maintain the relations

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and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Seller.

     (w) Until such time, if any, as this Agreement is terminated, Seller will not, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any person (other than Purchaser) relating to any transaction involving the sale of its business or assets (other than in the ordinary course of business, and other than assets which are not part of the Property), or any merger, consolidation, business combination, or similar transaction involving the Seller.

     (x) For the first six (6) months after the Closing Date, the Seller shall refer exclusively to the Purchaser and its affiliates all applications which the Seller receives for commercial or multifamily mortgage loans to be made by the Seller. Seller agrees not to broker any multifamily or commercial mortgage loans, or applications for such loans, after the first six (6) months after the Closing Date.

     (y) The Seller shall remain an FHA-approved mortgagee in good standing for at least ninety (90) days after the later of (i) the Transfer Date relating to the transfer to the Purchaser of the Servicing of the last FHA construction loan identified on SCHEDULE A as to which Servicing is to be transferred to the Purchaser or (ii) the Closing Date.

6. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby represents and warrants to Seller that as of the date of this Agreement and as of the Closing Date:

     (a) Purchaser, as of the date hereof and as of the Closing Date, (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (ii) has full authority to execute and deliver this Purchase Agreement and all documents required pursuant hereto and to perform all of the obligations set forth hereunder and thereunder; (iii) this Purchase Agreement evidences the valid, binding and enforceable agreement of Purchaser; (iv) Purchaser is duly qualified as an FHA approved mortgagee, a GNMA Issuer and Fannie Mae Seller/Servicer; and (v) neither the execution of this Agreement nor the consummation of the transactions described herein is a violation of the Purchaser's articles of incorporation, bylaws or other organization documents, or of any agreement, contract, law, judgment, order, rule or regulation by which Purchaser is bound;

     (b) Purchaser has sufficient funds available to it to purchase all of the Property on the terms set forth herein, including but not limited to the ability to pay the Purchase Price Installments;

     (c) No consents need be obtained by the Purchaser from any third-party in order for the Purchaser to execute, deliver and perform its obligations under this Agreement, provided, however, that Purchaser makes no representation and warranty as regards any consents which are necessary for the Seller to transfer the subservicing and the Servicing of the Mortgage Loans; and

     (d) No act or omission of the Purchaser would result in, and no facts or circumstances known to the Purchaser exist which would result in, (i) the Mortgage Loans being ineligible for purchase or investment by the respective Holder, (ii) the reassignment of the Mortgage Loans to the Seller prior to the applicable Servicing Transfer Date or to the Purchaser after the applicable

Servicing Transfer Date, or (iii) any violation of any Mortgage Loans or the Servicing Agreement (as defined in the Sub-Servicing Agreement).

7. MORTGAGE LOAN FILE AND ESCROW ACCOUNTS. Upon the commencement of the subservicing of each Mortgage Loan by the Purchaser pursuant to the Sub-Servicing Agreement, Seller shall deliver to Purchaser at Purchaser's offices in Atlanta, Georgia the custodial file for each of the Mortgage Loans as it becomes subject to the Sub-Servicing Agreement as more specifically provided and required pursuant to the Sub-Servicing Agreement, and the Seller shall on that same date transfer to the Purchaser as subservicer in immediately available funds pursuant to written instructions from the Purchaser all funds, accounts or investments related to the applicable Mortgage Loan and Escrow Accounts.

8.     FUNDING DOCUMENTS.

     (a) On or prior to the Closing Date, and as a specific condition to Purchaser's obligation to close hereunder, Seller shall deliver to Purchaser the following documents:

            (i) Seller's Certificate, in the form of Exhibit A attached hereto, with all attachments referenced therein;

            (ii) a signed opinion of Seller's counsel substantially in the form of Exhibit B attached hereto;

            (iii) bills of sale and assignment, and other instruments of conveyance, sale, transfer and assignment, in form reasonably acceptable to Purchaser and its counsel effectively vesting in Purchaser good and marketable title to the Assets free and clear of any liens or encumbrances;

           (iv) UCC termination statements sufficient to satisfy and terminate all security interests and other encumbrances on the Property;

           (v) any consents and approvals required under this Agreement in connection with the Closing, and evidence of compliance with all laws relating to the sale of substantially all of the Seller's assets, if applicable; and

           (vi) such other documents as Purchaser and its counsel may reasonably request prior to the Closing Date.

     (b) On or prior to the Closing Date, and as a specific condition to the Seller's obligation to close hereunder, Purchaser shall deliver to Seller assumption agreements pursuant to which Purchaser assumes the responsibilities of the Seller associated with the Leases and the equipment leases, if any, along with:

           (i) Purchaser's Certificate, in the form of Exhibit C attached hereto, with all attachments referenced therein;

           (ii) a signed opinion of Purchaser's counsel substantially in the form of Exhibit D attached hereto; and

           (iii) such other documents as the Seller and its counsel may reasonably request prior to the Closing Date.

     (c) On or prior to the Closing Date, and as a specific condition of the obligations of the parties to close hereunder, the Seller and the Purchaser shall sign and deliver the Sub-Servicing Agreement.

9. CONDITIONS OF CLOSING. The respective obligations of Purchaser and Seller to complete the transactions contemplated hereby are subject to the fulfillment on or prior to the Closing Date of each of the following conditions (unless the context indicates that the condition is for the benefit of one of the parties and the condition is specifically waived in writing by that party):

     (a) PERFORMANCE. Seller and Purchaser shall each have performed all of its covenants and agreements contained herein which are required to be performed by it on or prior to the Closing Date;

     (b) REPRESENTATIONS AND WARRANTIES. All representations and warranties of Seller and Purchaser set forth in this Agreement shall be true on the Closing Date and shall survive the Closing Date except as otherwise expressly set forth herein;

     (c) REGULATORY REQUIREMENTS; APPROVALS. Seller and Purchaser shall have complied with each and every regulatory and other requirement of FHA, GNMA, and each Holder necessary to transfer the Pipeline and the Fannie Mae Prior Approval Loans, and the Assets, and to have the Purchaser assume the Leases and the leases of any equipment, and shall have obtained the approvals and consent of FHA, GNMA, Fannie Mae and each Investor, and each landlord on the Leases, of the transactions contemplated by this Agreement as may be necessary to effectuate the Closing.

     (d) LEASES. With the written consent of each respective landlord, the Purchaser shall, as of the Closing Date, assume, or become the assignee of, the obligations of, and total cost (including, but not limited to, the base rent and operating expense and tax pass-throughs) to, the Seller or its agent pursuant to each of the Leases, provided however, that as to the Atlanta Lease, the Seller shall be liable to the Purchaser for thirty-three percent (33%) of the total cost (including, but not limited to, the base rent and operating expense and tax pass-throughs) of the Atlanta Lease, minus any payments from any sub-tenant in the premises which are the subject of the Atlanta Lease (the "Leased Premises"), minus the cost of 4000 square feet of the Leased Premises. At the end of the 16th month after the Closing Date, Purchaser and Seller shall determine the financial liability of the Seller to the Purchaser pursuant to this paragraph for the remainder of the term of the Atlanta Lease. Any monies payable by the Seller to the Purchaser regarding the Atlanta Lease may be setoff by the Seller against monies owed by it to the Purchaser, and any setoffs shall be accounted for in the Monthly Report to the Seller. The Purchaser and the Seller agree that the Seller's share of the total cost of the Atlanta Lease is payable by the Seller as such costs accrue and are not to be determined, or payable at, the Closing.

     (e) TRANSFER AND ASSIGNMENT OF PIPELINE AND FANNIE MAE PRIOR APPROVAL LOANS. At Closing, Seller shall assign all of its rights, title and interest in and to the Pipeline and the Fannie Mae Prior Approval Loans to the Purchaser, and Purchaser shall process all Pipeline and Fannie Mae Prior Approval Loan applications, and upon issuance of an FHA Commitment, or approval of the mortgage loan by Fannie Mae, as applicable, the Purchaser shall proceed to loan closing in the Purchaser's name as mortgagee of record. Purchaser shall use its best efforts and allocate the necessary resources to maximize the number of loans that may be processed and closed from the Pipeline. Purchaser shall retain all fees payable to the mortgagee in connection with the FHA Loans and the Fannie Mae Prior Approval Loans, and Purchaser shall pay, upon loan closing, all loan commissions and/or loan broker fees payable in connection with the closed loan. Purchaser acknowledges that Seller has made certain advances (the "Advances") to its loan officers. Purchaser is not purchasing the Advances as part of the Assets. Purchaser and Seller agree that the Advances will be offset first against any fees owed to the loan officers from the FHA Loans and the Fannie Mae Prior Approval Loans which are closed and which were originated by said loan officer, and the amount of such offset shall be paid, concurrently with the applicable loan closing, to Seller by the Purchaser in addition to the Purchase Price Installment attributable to the Pipeline. The amount of any Advances, and the persons to whom they were made, are listed in SCHEDULE G, which is attached hereto and made an integral part hereof. The Seller represents and warrants to the Purchaser that SCHEDULE G is complete and accurate, and that the Seller has notified each of the persons listed on SCHEDULE G in writing that the amount of the respective Advance will be deducted from any fees or commissions payable to such person by the Purchaser upon the closing of any of the loans in the Pipeline.

     (f) EMPLOYMENT OF CERTAIN PERSONS BY THE PURCHASER. Seller and Purchaser agree that Purchaser's obligations under this Agreement are specifically conditioned upon the employment by Purchaser, on terms satisfactory to the Purchaser in its sole discretion and prior to the Closing Date, of those persons listed on SCHEDULE H which is attached hereto and made an integral part hereof.

     (g) PRORATION OF CERTAIN EXPENSES. Seller and Purchaser agree that the total rent payable pursuant to the Leases and telephone expenses attributable to the applicable leased premises (and expenses attributable to such other items as the Purchaser and Seller may mutually agree in writing on or before the Closing
Date) shall be prorated as of the Closing Date, and the Seller shall be reimbursed for any of such costs occurring after the Closing Date which the Seller paid prior to the Closing Date. The reimbursement to the Seller shall be paid at the time of, and accounted for in, the July, 1996 Monthly Report.

10. SUB-SERVICING. To effect an orderly implementation of the Sub-Servicing Agreement with respect to the Mortgage Loans, Seller shall work directly with the Purchaser after the Closing, and shall execute all documentation and perform all actions reasonably necessary for the Purchaser to commence the subservicing of the Mortgage Loans pursuant to the Sub-Servicing Agreement. All Escrow Accounts applicable to a Mortgage Loan being subserviced shall be paid to the Purchaser in immediately available funds by wire transfer simultaneously with the commencement of the subservicing, in accordance with the written instructions provided to Seller at least two business days prior to the commencement of the suservicing. Any amounts received by Seller with respect to the servicing of the Mortgage Loans after the commencement of the subservicing shall be held in trust for Purchaser and shall be remitted promptly by Seller to the Purchaser. Any amounts received by Purchaser representing reimbursement for any unreimbursed advance of escrow funds made by Seller prior to the commencement of subservicing or representing other fees and amounts due to the Seller with respect to the Servicing shall be remitted promptly by Purchaser to Seller. All consents to the subservicing obtained by the Seller shall acknowledge that the Purchaser is not obligated to make any advances of any nature whatsoever in connection with the Mortgage Loans being subserviced pursuant to the Sub-Servicing Agreement. Servicing fees for each Mortgage Loan shall be prorated as of the date of Purchaser's commencement of the subservicing of such Mortgage Loan pursuant to the Sub-Servicing Agreement.

11. INTENTION OF THE PARTIES. It is the intention of the parties that Seller is selling, and Purchaser is purchasing the Servicing and the Escrow Accounts, the Pipeline and the Assets. Accordingly, Seller and Purchaser each intend to treat the transaction for federal income tax purposes as a sale by Seller and a purchase by Purchaser of the Seller's interest in the Property.
The parties to this Agreement agree to allocate the Purchase Price in accordance with the allocation specified in SCHEDULE I which is attached hereto and made an integral part of this Agreement, and to make their respective income tax filings on a basis consistent with said SCHEDULE I.

12. GOVERNING LAW. This Purchase Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

13. BROKERAGE. Each party represents and warrants that it has not used the services of a broker or any other intermediary, and Seller and Purchaser will indemnify and hold the other harmless against all loss or damage relating to claims to the contrary.

14.     INDEMNITY.

     (a) All of the Seller's and the Purchaser's statements, representations and warranties shall be true as of the Closing Date and such other date as specifically stated herein. Each party shall indemnify the other's costs, fees, and expenses heretofore or hereafter resulting from any claim, demand, defense, or assertion based on, grounded upon or resulting from, any untrue statement or a breach of the warranties or representations of such party contained in this Agreement.

     (b) The Purchaser shall indemnify the Seller and hold the Seller harmless against any losses, damages, reasonable legal fees and related costs, judgments, and other costs, fees and expenses resulting from any claim, demand, defense or assertion based on, grounded upon or resulting from any event, act or omission by the Purchaser with respect to the FHA Loans and the Fannie Mae Prior Approval Loans (including any liability to the prospective borrower for the failure of the Purchase to close said loans) or the Assets occurring after the Closing Date, and with respect to any (i) breach or alleged breach by the Purchaser of any of its representations, warranties and agreements in this Agreement, and (ii) any failure or alleged failure by the Purchaser to perform any covenant, undertaking or obligation under this Agreement.

     (c) The Seller shall indemnify the Purchaser and hold the Purchaser harmless against any losses, damages, reasonable legal fees and related costs, judgments, and other costs, fees and expenses resulting from any claim, demand, defense or assertion based on, grounded upon or resulting from any event, act or omission by the Seller with respect to the Property occurring prior to the Closing Date, and with respect to any (i) breach or alleged breach by the Seller of any of its representations, warranties and agreements in this Agreement, and
(ii) any failure or alleged failure by the Seller to perform any covenant, undertaking or obligation under this Agreement.

     (d) The Purchaser immediately shall notify the Seller of any claim, demand, defense or assertion in writing promptly after receiving notice of any threatened or pending action, lawsuit, proceeding or other claim, including but not limited to any claim or request for repurchase. Seller shall have the right to contest such action, lawsuit, proceeding or other claim and to assume and control the defense thereof, and the Purchaser shall not settle or compromise such action, lawsuit, proceeding or other claim without the written consent of the Seller.

15. SURVIVAL. All representations and warranties contained herein, the indemnities described herein, and such other obligations hereunder which, by their terms, are to be performed after the Closing Date shall survive the Closing Date and any inspection, investigation, or determination made by, or on behalf of, a party hereto, and shall be fully enforceable as to any claim made under this Agreement for a period of eighteen (18) months from the Closing Date by the aggrieved or indemnified party. For the purposes of this Agreement generally, any claim by a party hereto upon the other must be in writing and must conform to the Notice requirements of paragraph 26.(d) of this Agreement.

16. REFINANCING. Seller agrees that it will not directly solicit any owners of the properties covered by the Mortgage Loans for the purpose of refinancing any of said Mortgage Loans.

17. FURTHER COOPERATION. Each party will cooperate with the other to the extent reasonably necessary to effect the transfer of the Property.

18. ENTIRE AGREEMENT. This Agreement, along with the Binding Provisions of that Letter of Intent, dated April 11, 1996, between the Purchaser and the Seller, constitutes the entire Agreement between the parties pertaining to the subject matter hereof, and supersedes any and all prior agreements, representations, and understandings of the parties, written or oral. No addendum, supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by the parties hereto.

19. CONSTRUCTION. In this Agreement, the singular includes the plural; the plural, the singular; and the paragraph headings of this Agreement are created for convenience only, and do not in any manner limit or expand this Agreement and do not constitute a part of this Agreement. References to any paragraph, section, article, exhibit or schedule are to a paragraph, section, article, exhibit or schedule of this Agreement unless otherwise specified herein.

20. SEVERABILITY CLAUSE. Any part, provision, representation or warranty of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any provision shall not invalidate or render unenforceable such provision in any other jurisdiction. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate in good faith to develop a structure the economic effect of which is as nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

21. COUNTERPARTS. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

22.     [RESERVED]

23. NON-COMPETITION. As an inducement for the Purchaser to enter into this Agreement and as additional consideration for the consideration to be paid to Seller under this Agreement, Seller agrees that:

     (a)     For a period of five (5) years after the Closing:

            (i) Seller will not, directly or indirectly, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, lend Seller's name or any similar name to, lend Seller's credit to, or render services or advice to, any business whose products or activities compete in whole or in part with the products or activities of the Purchaser, anywhere within the United States. Seller agrees that this covenant is reasonable with respect to its duration, geographical area and scope; and

            (ii) Seller will not, directly or indirectly, either for itself or any other person, solicit the business of any person known to Seller to be a customer of the Purchaser, whether or not Seller had personal contact with such person, with respect to products or activities which compete in whole or in part with the products or activities of the Purchaser; and

     (b) In the event of a breach by Seller of any covenant set forth in this section of this Agreement, the term of such covenant will be extended by the period of the duration of such breach.

24. REMEDIES. If either party to this Agreement breaches any of its representations, warranties or covenants set forth in this Agreement, then the other party will be entitled to the following remedies:

     (a)     Actual and direct damages and;

     (b) Subject to the provisions of paragraph 2.(d)(iii) of this Agreement, to offset against any and all amounts owing to the other party under this Agreement any and all amounts which are equal to its actual and direct damages.

     The rights and remedies of the parties to this Agreement are cumulative and not alternative.

     In addition to its right to damages and any other rights it may have, the Purchaser shall have the right to obtain injunctive or other equitable relief against the Seller to restrain any breach or threatened breach or otherwise to enforce by specific performance the provisions of paragraph 23 of this Agreement, it being agreed that money damages alone would be inadequate to compensate the Purchaser for, and would be an inadequate remedy for, a breach of paragraph 23.

25.     TERMINATION.  This Agreement may be terminated at any time prior to the
Closing:

     (a)     By mutual consent of the Purchaser and the Seller;

     (b) By the Purchaser if (i) there has been a material misrepresentation, breach of warranty or breach of covenant or obligation by the Seller under this Agreement, or (ii) any of the Conditions of Closing set forth in paragraph 9 or if the provisions of paragraph 8(a) of this Agreement have not been met on the Closing Date, and, in each case, the Purchaser is not then in material default of its obligations hereunder; or

     (c) By the Seller if (i) there has been a material misrepresentation, breach of warranty or breach of covenant or obligation by the Purchaser under this Agreement, or (ii) any of the Conditions of Closing set forth in paragraph 9 or if the provisions of paragraph 8(b) of this Agreement have not been met on the Closing Date, and, in each case, the Seller is not then in material default of its obligations hereunder.

26.     GENERAL PROVISIONS

     (a) EXPENSES. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

     (b) PUBLIC ANNOUNCEMENTS. Any public announcement or similar publicity with respect to this Agreement will be issued, if at all, at such time and in such manner as the Purchaser determines, subject to the last sentence of this paragraph 26.(b). Unless consented to by the Purchaser in advance or required by legal requirements, prior to the Closing Seller shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any person, except as may be necessary to perform this Agreement. Seller and Purchaser will reach agreement with each other concerning the means by which the Seller's employees, customers, and suppliers and others having dealings with the Seller will be informed of the sale of the Property, and Purchaser will have the right to be present for any such communication.

     (c) CONFIDENTIALITY. Between the date of this Agreement and the Closing Date, Purchaser and Seller will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Purchaser and the Seller to maintain in confidence, any written, oral, or other information obtained in confidence from another party in connection with this Agreement, unless (a) such information is already known to such party or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the sale of the Property, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. If the sale of the Property is not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

     (d) NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt), (ii) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (iii) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Seller:             American Capital Resource, Inc.
                    c/o Amsted Corporation
                    1900 Avenue of the Stars, Suite 250
                    Los Angeles, California 90067

                    Attention: Mr. Rick Edwards
                    Facsimile No.: 310-552-2026


with a copy to:     Powell, Goldstein, Frazier & Murphy
                    191 Peachtree Street, 16th Floor
                    Atlanta, Georgia  30303

                    Attention: William B. Shearer, Esq.
                    Facsimile No.: 404-572-6999


Purchaser:          WMF/Huntoon, Paige Associates Limited
                    379 Thornall Street, 10th Floor
                    Edison, New Jersey  08837-2231

                    Attention: James L. Clouser
                    Facsimile No.: 908-767-1552

with a copy to:     Krooth & Altman
                    1850 M Street, N.W., Suite 400
                    Washington, D.C. 20036

                    Attention: Patrick J. Clancy, Esq.
                    Facsimile No.: 202-872-0145

     (e) JURISDICTION, SERVICE OF PROCESS. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the Commonwealth of Virginia, County of Fairfax, or, if it has or can acquire jurisdiction, in the United States District Court for the Eastern District of Virginia, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

     (f) FURTHER ASSURANCES. The parties agree (i) to furnish upon request to each other such further information, (ii) to execute and deliver to each other such other documents, and (iii) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

     (g) WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     (h) ASSIGNMENTS, SUCCESSORS, AND THIRD-PARTY RIGHTS. Neither party may assign any of its rights under this Agreement without the prior consent of the other party, except that the Purchaser may assign any of its rights under this Agreement to Washington Mortgage Financial Group, Ltd. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement and their permitted assigns any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns.

     (i) TIME OF THE ESSENCE. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

     (j) TERM. Unless otherwise terminated pursuant to paragraph 25 of this Agreement, this Agreement shall expire and terminate on the last day of the 18th month after the Closing Date, provided however, that paragraph 14 shall survive beyond such term to the extent a claim is made thereunder within 18 months of the Closing Date, and paragraph 23 shall extend beyond such term in accordance with its terms.

                                SIGNATURE PAGE FOLLOWS

     IN WITNESS WHEREOF, Seller and Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                 WMF/HUNTOON, PAIGE ASSOCIATES LIMITED


                 By: Shekar Narasimhan
                     ---------------------

                 Its Chairman
                     ---------------------

                 AMERICAN CAPITAL RESOURCE, INC.

                 By: Rick Edwards
                     ---------------------

                 Its Chairman
                     ---------------------



SCHEDULE A - Mortgage Loans
SCHEDULE B - Pipeline
SCHEDULE B1 - Fannie Mae Prior Approval Loans
SCHEDULE C - Assets (including equipment leases)
SCHEDULE D - Leases
SCHEDULE E - Form of Monthly Report re Pipeline Closings
SCHEDULE E1 - Form of Monthly Report re post-Closing Payments
SCHEDULE E2 - Form of Monthly Report re Payments from Subservicer
SCHEDULE F - Required Approvals
SCHEDULE G - Advances to Seller's Employees
SCHEDULE H - List of Persons to be employed by Purchaser
SCHEDULE I - Allocation of Purchase Price

Exhibit 1 -  Form of Sub-Servicing Agreement

Exhibit A - Form of Seller's Certificate
Exhibit B - Form of Seller's Counsel Opinion
Exhibit C - Form of Purchaser's Certificate
Exhibit D - Form of Purchaser's Counsel Opinion